PURCHASE AND SALE AGREEMENT

BETWEEN

SUPATCHA RESOURCES INC.

AND

KIMBERLEY SINCLAIR

Dated as of the 22nd day of October, 2007

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of the 22nd day of October, 2007

AMONG:

SUPATCHA RESOURCES INC., a company existing under the laws of the State of Nevada and having its head office at 80 S. Court St., Thunder Bay, Ontario P7B 2X4 (“Supatcha”)

AND:

KIMBERLEY SINCLAIR, An individual residing at 994 Lillooet Road, North Vancouver, British Columbia, Canada, V6J 2H5 referred to as (the “Vendor”)

WHEREAS:

A.	The Vendor holds, directly or indirectly, interests in certain mineral exploration claims located in the Greenwood Mining District in the Province of British Columbia, Canada;

B.	The Vendor wishes to sell and Supatcha wishes to purchase a 100% interest in the Property on the terms and conditions contained in this Agreement.

In consideration of the premises, covenants and agreements contained in this Agreement, the parties covenant and agree each with the other as follows:

1.          INTERPRETATION

1.1        Definitions

For the purposes of this Agreement and the recitals in and Schedule to this Agreement, unless the context otherwise requires, the following words and phrases will have the meanings indicated below:

(a)	“Agreement” means this Agreement including the recitals and Schedule hereto, which are incorporated by this reference, as amended and supplemented;

(b)	“Property” means the mineral exploration claims located in the Greenwood Mning District, British Columbia, Canada and listed in Schedule 1 hereto;

(c)	“Purchase Price” means the $6,500, US Dollars, purchase price for the Property as contemplated in this Agreement;

(d)	“The Vendor” means Kimberley Sinclair., an Individual residing in North Vancouver, British Columbia, Canada;

(e)	“Supatcha” means Supatcha Resources Inc., a company incorporated and existing under the laws of the State of Nevada;

1.2        Interpretation

In this Agreement, except as otherwise expressed or provided or as the context otherwise requires:

(a)

the headings and captions are provided for convenience only and will not form a part of this Agreement, and will not be used to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions; and

(b)	a reference to time or date is to the local time or date in Thunder Bay, Canada, unless specifically indicated otherwise;

1.3        Amendment

No amendment, waiver, termination or variation of the terms, conditions, warranties, covenants, agreements and undertakings set out herein will be of any force or effect unless the same is reduced to writing duly executed by all parties hereto in the same manner and with the same formality as this Agreement is executed.

1.4        Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar) and no waiver will constitute a continuing waiver unless otherwise expressly provided.

1.5        Schedules

The following Schedules are attached hereto and form a part hereof:

Schedule	Subject

1	Description of Property
2	Claim Map

1.6        Currency

All dollar ($) references in this Agreement are to United States dollars.

2.          PURCHASE AND SALE

2.1        Purchase and Sale

Subject to the terms and conditions of this Agreement and based on the representations and warranties contained in this Agreement, Supatcha hereby offers to purchase the Property from the Vendor and the Vendor hereby agrees to sell the Property to Supatcha.

2.2        Consideration

In consideration for the sale by the Vendor to Supatcha of the Property, Supatcha will pay the Purchase Price for the Property to the Vendor on the Closing date.

3.          REPRESENTATIONS AND WARRANTIES

3.1        Representations and Warranties of The Vendor

The Vendor represents and warrants to and in favour of the Supatcha as follows and acknowledges that Supatcha is relying upon such representations and warranties in consummating the transactions contemplated by this Agreement:

(a)	This Agreement has been duly executed and delivered by the Vendor and constitutes a valid and binding obligation of the Vendor in accordance with its terms;

(b)	Schedules 1 and 2 hereto contain an accurate and complete description of the Property;

(c)

No person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Vendor of any interest in the Property;

(d)

The entering into, execution, delivery and performance by the Vendor of this Agreement will not violate or contravene or conflict with or result in a breach of or default or give rise to any right of termination, acceleration, cancellation or modification under any of the terms and conditions of any contract, agreement, commitment, arrangement or understanding pursuant to which the Vendor holds or has acquired its interest in the Property or any other contract, agreement, commitment, arrangement, understanding or restriction, written or oral, to which the Vendor is a party or by which it is bound;

(e)

To the best of the knowledge of the Vendor after due enquiry, there are no legal conflicts of any nature and no investigations or legal or administrative affairs pending against the Vendor in connection with the Property or for any other cause and there is no pending or threatened decree, decision, sentence, injunction, order or award of any court, arbitral tribunal or governmental authority or any action, procedure, arbitration, administrative or judicial investigation, actual or threatened, with respect to the Vendor or the Property;

(f)

The Vendor holds all right, title and interest in and to the Property, and the Property is free of any lien, claim, pledge, privilege, levy, lease, sublease or rights of any person and other than government royalties, government work requirements and other conditions imposed by a governmental authority;

3.2        Representations and Warranties of Supatcha

Supatcha represents and warrants to and in favour of the Vendor as follows and acknowledges that the Vendor are relying upon such representations and warranties in consummating the transactions contemplated by this Agreement:

(a)	Supatcha is a corporation duly incorporated and validly subsisting and in good standing in the State of Nevada;

(b)	Supatcha has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)

The execution and delivery of this Agreement and the completion of the transactions contemplated herein will constitute a valid and binding obligation of Supatcha enforceable against it in accordance with its terms;

(d)

The entering into, execution, delivery and performance by the Supatcha of this Agreement will not violate or contravene or conflict with or result in a breach of or default or give rise to any right of termination, acceleration, cancellation or modification under any of the terms and conditions of any contract, agreement, commitment, arrangement, understanding or restriction, written or oral, to which Supatcha is a party or by which it is bound or under the constating documents or directors’ or shareholders’ resolutions of Supatcha;

4.          CLOSING

4.1        Time and Place of Closing

The closing (the “Closing”) of this Agreement will take place at the offices of Supatcha at 2:00 p.m. (Thunder Bay time) on October 22, 2007.

4.2        Closing Documents

At Closing, the parties hereto will table the following documents:

(a)	Documents of The Vendor: The Vendor will table for delivery to Supatcha title transfer documents relating to the Property in a form acceptable to Supatcha’s legal counsel.

(b)	Documents of Supatcha. Supatcha will table for delivery to the Vendor a certified check, or a check issued from an attorney’s trust account for $6,500 made payable to the Vendor or its agents.

5.          TERMINATION

5.1        Mutual Termination

This Agreement may, prior to Closing, be terminated by the parties hereto by mutual agreement in writing notwithstanding anything contained herein.

6.          GENERAL PROVISIONS

6.1        Time of Essence

Time is and will be of the essence of each and every provision of this Agreement.

6.2        Finder’s Fees and Brokers’ Commission

Each of the parties hereto represents to the other that it has not incurred any liability for any finders’ fee or brokers’ commission in connection with the execution of this Agreement or the consummation of the transactions contemplated herein.

6.3        Expenses

Supatcha will be responsible for all fees and expenses in connection with the preparation, execution and delivery of this Agreement and the preparation and completion of all other agreements, documents, approvals and transactions contemplated by this Agreement.

6.4        Further Assurances

Each of the parties hereto will, whether before or after Closing and at the expense of Supatcha, execute and deliver all such further documents and instruments, give all such further assurances, and do all such acts and things as may reasonably be required to carry out the full intent and meaning of this Agreement.

6.5        Entire Agreement

This Agreement and the Schedule hereto contain the whole agreement among the parties hereto in respect of the subject matter hereof and supersedes and replaces all prior negotiations, communications and correspondence between the parties hereto. There are no warranties, representations, terms, conditions or collateral agreements, express or implied, statutory or otherwise, among the Vendor and Supatcha other than as expressly set forth in this Agreement and the Schedule hereto.

6.6        Enurement

This Agreement will enure to the benefit of and be binding upon each of the parties hereto and their respective successors, liquidators and permitted assigns.

6.7        Assignment

No party hereto may assign any of its right, title or interest in, to or under this Agreement, nor will any such purported assignment be valid amongst the parties hereto, except with the prior written consent of all parties hereto, such consent not to be unreasonably withheld.

6.8        Governing Law

This Agreement will be construed and interpreted in accordance with the laws of the Province of Ontario, Canada and the laws of Canada applicable therein. The parties hereto irrevocably attorn to the jurisdiction of the arbitrators and courts of the Province of Ontario, Canada and the venue for any actions or arbitrations arising out of this Agreement will be Thunder Bay, Ontario Canada.

6.9        Notices

All notices, payments, and other required communications (“Notices”) to the parties hereto shall be in writing and shall be addressed respectively as follows:

(a)	If to Supatcha:

Supatcha Resources Inc.
80 S. Court St., Thunder Bay, Ontario P7B 2X4
If to the Vendor:

(b)	If to the Vendor

Kimberley Sinclair
994 Lilloooet Road,
North Vancouver,
Canada, V6J 2H5

All notices shall be given (i) by personal delivery to the party by leaving a copy at the place specified for notice with a receptionist or an apparently responsible individual, or (ii) by electronic facsimile communication. All notices will be effective and will be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery, and (ii) if by electronic communication, on the next business day following receipt of the electronic communication. A party hereto may change its address for notice by notice to the other party.

6.10      Counterparts

This Agreement, and any certificates or other writing delivered in connection herewith, may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same documents, and all such counterparts will be construed together and will constitute one and the same instrument. The execution of this Agreement and any other writing by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto, and executed copies delivered to each party who is a party hereto or thereto. Such delivery may be made by facsimile transmission of the execution page or pages, hereof or thereof, to each of the other parties by the party signing the particular counterpart, provided that forthwith after such facsimile transmission, an originally executed execution page or pages is forwarded by prepaid express courier to the other party by the party signing the particular counterpart.

The parties hereto have executed and delivered this Agreement as of the date first written above.

SUPATCHA RESOURCES INC.

Per:	(S) “Don Axent”
Don Axent
President

(S )”Kimberley Sinclair”
Kimberley Sinclair

Schedule 1

Description of Property

Claim Name:	Bonanza

Mining District:	Greenwood Mining District, BC

Tenure Number	525427

Number of Units	9 Units (190 Hectares)

Expiry Date	July14, 2009

Schedule 2

Claim Map